Exhibit 10.11

Purchasing Contract

Party A: Zhuhai PowerBridge Technology Co., Ltd

Address: Floor D2-1, Southern Software Park, No. 1, Software Park Road, Tangjiawan Town, Zhuhai, Guangzhou; Zip Code: 519085

Telephone: 0756-3395666 Fax: 0756-3395667

Contact Person: Hu Hao

Bank Name: Bank of Communications Zhuhai Branch Xiangzhou Sub-branch

Account No.: 444000091018000745538

Party B: Cyberspace Great Wall Internet System Application (Wuhan) Co., Ltd

Address: No. 302, Floor 4, Unit A, Building 2, Innovation Enterprise Base, Huagong Science and Technology Park, East Lake New Technology Development Zone, Wuhan

Zip Code: 430000

Telephone: 15802719770 Fax: 027-87789786

Contact Person: Zhu Mengli

Bank Name: China Minsheng Bank Wuhan Optics Valley High-tech Sub-branch

Account No.: 699125693

After friendly negotiation in the principle of free will, equality and good faith, both parties hereby enter into the Contract with below terms and conditions in accordance with the Contract Law of the People’s Republic of China and other relevant laws and rules.

Party A is the bid winner of the Design and Implementation Project for the “Single Window” for Wuhan E-port -International Trade (Tender Reference No.: WHJT-CZH-2017-1C080) of Wuhan New Port Management Committee (hereinafter short for “Project”) and Party A has signed a contract with Wuhan New Port Management Committee (the Commissioning Party) (hereinafter short for “Project Contract”). As one of the suppliers for the Project selected by Party A, Party B agrees to cooperate with Party A of its own accord and accepts the final inspection objective and relevant requirements about the Project. After friendly negotiation, both parties hereby enter into the Agreement with below terms and conditions (hereinafter short for “the Agreement”) for relative issues about Party B’s provision of rental and relevant services about the fundamental support facilities in the Project Contract.

I. Description about Products and Contract Price

No.	Name	Specification	Quantity	Unit Price	Total Price
1	Lease of the Fundamental Support Facilities	Refer to Schedule Project List for detailed information.	1	15,586,000.00	15,586,000.00
RMB in Capital: RMB Fifteen Million Five Hundred and Eighty-six Thousand Yuan in Total

Refer to Schedule Project List for detailed contents.

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II. Quality and Technical Standards

Implement according to the quality standards provided by the manufacturer; in the absence of any quality standard from the manufacturer, the current national standard or industry standard shall prevail. Moreover, products provided by Party B shall meet relevant requirements in the Project Contract.

III. Duration of the Contract

The term of the Contract is from the signature date to December 31, 2018. The delivery date is December 31, 2017. In case of any adjustment to the duration of the contract in the Project Contract or any adjustment in the implementation process of the Project, the adjusted date shall prevail. The adjustment date should be confirmed by written documents signed by both parties.

IV. Delivery Place and Method

4.1	Party B shall deliver the products to below place according to the engineering progress requirements of the Project:

■	Address: Designated Place of Party A

■	Contact Person and Contract Information of Party A: Hu Hao 13545006641

4.2	Party B shall inform Party A three working days in advance before the arrival of the goods, and shall provide delivery list and relevant certificates to Party A. Party A’s receipt of the goods should be subject to the written signature confirmation of the Project Manager of Party A.

V. Payment Methods

5.1       Payment Stage: according to terms and conditions in the Project Contract in connection with Party B, the payment stages are shown as below on the precondition that Party B has fulfilled relevant responsibilities and obligations regulated in the Agreement and submitted the Letter of Commitment of Manufacturer for After-sales Services to Party A:

Item No.	Payment Basis	Amount (Yuan)
1	Take the date when the equipment arrives at the site and runs normally as the fixed payment date for the rent of the fundamental support facilities. After receiving the payment of the “Rent for the Lease of Fundamental Support Facilities” in the Project Contract, Party A shall pay to Party B within ten working days on yearly basis at same payment proportion of that in the Project Contract. The payment would be paid off by five installments.	15,586,000.00 (3,117,200 Yuan/year, payable within 5 years)
Total	Total Amount in RMB (In Capital): RMB Fifteen Million Five Hundred and Eighty-six Thousand Yuan in Total

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5.2	Party B shall provide Party A with a VAT special invoice (tax rate 17%) before Party A’s payment of rent.

5.3	Lease term: The lease term of the fundamental support facilities of this contract is five years.

5.4	In the event that the Commissioning Party of the Project delays the payment of relevant funds to Party A, Party A shall spare no effort to push the payment, and Party B shall provide necessary assistance. Party A would not bear any liabilities for the delay in any payment of goods to Party B caused by delayed payment of the Commissioning Party of the Project.

VI. Commitments of Party B

6.1	Party B shall fulfill the obligation to supply goods, guarantee the on-time arrival of goods and ensure the conformance of the quality of goods with requirements of the Agreement and Project Contract. In case of any problems, Party B shall communicate with the manufacturer in time and provide relevant technical services and supports.

6.2	Goods supplied by Party B would implement according to relevant clauses of the after-sales service commitments of the manufacturer, and all goods supplied shall conform to relevant requirements in the Project Contract.

6.3	Party B shall provide all services about the goods like transportation, site installation, label printing, line sorting, test, commissioning and other relevant services. Party B shall submit relevant documents to Party A, including various design drawings involved in the List of Goods, change reports, delivery notes, installation and test reports and etc. Moreover, submission of such documents shall have the signature confirmation of the Project Manager of Party A.

6.4	Party B shall be liable for all safety risk and responsibilities incurred in the process of transportation, storage, installation, commissioning, acceptance and any other processes before the final inspection.

6.5	Party B shall take charge of the procurement of fundamental support environment equipment of the platform, and installation, commissioning and technical supports for the hardware facilities and equipment required by the platform. Party B shall set the network system and guarantee the application and normal running of the platform. Party B shall provide training programs to personnel of Party A and final users of the platform, and provide professional implementation and services.

6.6	Party B has the obligation to coordinate the supplier to provide technical support and consulting services to Party A in the process of service enabling, installation and commissioning.

6.7	Working personnel of party B at the project site shall observe project management regulations and requirements of Party A. Party B shall designate one responsible person at the project site, and submit relevant information and written reports about the project progress according to requirements of Party A. Any major events with negative impact to the progress, quality and so forth of the Project should be informed to Party A immediately. Party B and manufacturer of Party B shall actively assist and support Party A in relevant work about project integration and project management.

6.8	Party B shall be responsible for the safety of on-site construction personnel and purchase work-related injury and accident insurance for them. Party B shall be solely responsible for any safety accidents incurred.

6.9	Within the scope of responsibility of Party B specified in the Agreement, Party B shall actively assist and support Party A in relevant work associated with the Commissioning Party of the Project and other suppliers.

6.10	The Agreement has included all expenses of Party B in the Project, and Party B shall undertake all expenses arising from the implementation of the Agreement. Any increase in the expense could only be effective after both parties have signed a separate supplementary agreement.

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7. Agreements about Delivery, Installation, Commissioning and Acceptance Check of Equipment

7.1	Equipment Delivery

²	Party B shall, before shipment of the goods, request the supplier to provide packages that could meet the requirements about the transportation, moisture resistance, shock resistance, rust prevention and damage prevention in loading and unloading and so forth for the goods to ensure the goods could be delivered to the designated place of Party A in an intact and safe manner.

²	Party B shall require its suppliers to deliver the user manual, quality certificate, warranty documents, accompanied parts and tools and list of the goods together with the goods. Party B shall submit equipment delivery list and relevant documents to Party A.

²	Party B shall inform Party A 3 days before the arrival of the goods at designated place of Party A to ensure Party A has sufficient time to arrange the acceptance of the equipment. Party B shall also inform the arrival of the goods to Party A. Party B shall be liable for the risks arising before the goods are delivered to Party A.

²	Party A shall, within seven working days, carry out arrival inspection, confirmation and receipt signature for the equipment delivered by Party B according to relevant regulations. In the event that the appearance and specification of the goods fails to conform to relevant requirements or Party A has any objections to the quality of the goods, Party A shall issue a written notice to Party B within seven working days upon the arrival of the goods. In such cases, Party B shall handle and feedback to Party A in time. No refusal and delay are permitted. The absence of written objection notice would be deemed as completion of the equipment delivery.

7.2	Installation and Commissioning of Equipment:

²	Within the scope of the terms and conditions of this contract, Party B shall arrange installation and commissioning for the equipment according to designated requirements of Party A, and submit equipment delivery list and relevant documents to Party A.

²	Party A shall make fundamental environment and required conditions for the installation of the equipment in time.

²	Party A shall confirm the equipment deployed by Party B within seven working days. In case of any objections to equipment deployed by Party A, Party A shall, within seven working days, issue a written notice to Party B. In such cases, party B shall arrange amendment and improvement for the installation and deployment of the equipment. No delay or refusal of Party B would be accepted. The absence of written objection notice would be deemed as completion of the equipment installation and commissioning.

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7.3	Agreement about Acceptance Check:

²	After all required goods are available, Party A will arrange unified preliminary acceptance check for goods supplied. In the event that any appearance, specification and performance indicators of the goods supplied fail to conform to the requirements or any goods supplied have quality defects, Party A has the right to require Party B to replace such goods or reject the corresponding goods. In such cases, Party B shall not refuse or delay in taking actions. Party B shall complete the network environment construction and corresponding tests according to the progress of the Project, provide necessary technical support and services and guarantee the application and normal operation of the platform. The preliminary acceptance check could only be regarded as completion after the signature confirmation of Party A’s Project Manager. Party A shall inform Party B after the completion of the preliminary acceptance check.

²	On the basis of the specification documents, technical indicators, quality indicators and other information in the Project List confirmed by both parties, Party B shall prepare relevant acceptance check documents for the Project according to requirements in the Project Contract of Party A and requirements of national standard or industry standard. These acceptance check documents should be submitted to Party A, who would take them as the basis for the acceptance check of the Project.

²	Final inspection could only be passed if the Project reaches the acceptance check standard specified in the Project Contract signed between party A and the Commissioning Party. After both hardware and software of the Project are placed for on-line operation, Party A shall coordinate and organize the final inspection of the Project. The final inspection results need to signed and confirmed by Party A, Commissioning Party (owner), using party (Customs, Commodity inspection agency and so forth) and the engineering design unit. In the event that the overall project fails to pass the official acceptance check of the Country due to problem in the engineering part under the charge of Party B, Party A would not settle any payment to Party B. In such cases, Party B shall bear all consequences in connection with the failure in passing the acceptance check and compensate all losses of Party A arising from such failure.

VIII. Quality Assurance Commitments

8.1	Party B guarantees that all goods provided are new and quality products from the original manufacturers;

8.2	Party B shall provide all accessories, tools, ex-factory certificate, warranty service certificate, operation manual and other relevant materials of the goods according to the packing list of the original manufacturer.

8.3	Warranty Period: Party B shall provide 5 years’ free warranty and technical support services, commencing from the signature date of both parties on the final inspection report. In the warranty period, Party B shall assume quality assurance liabilities for all software and hardware supplied by it, without any additional charge to Party A.

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8.4	Technical supports and services provided by Party B shall include telephone support, mail support, Internet support, on-site service, equipment maintenance support and etc. Party B shall provide 7*24-hour response services in the warranty period. In the event that any goods supplied by Party B has any quality problems in the using process, Party B shall provide response to Party A within one hour upon the receiving of the fault notice. If it is necessary on the belief of Party A, Party B shall arrange personnel to the designated site of Party A, and take care of the fault in time according to national standard and industry standard. The response time of Party B for any fault should be determined according to the principle that the normal running of the Project should not be influenced. In case of any loss caused by any fault of Party B, Party B shall bear the corresponding economic responsibility.

8.5	If goods supplied by Party B have any fault due to quality defect in the warranty period, Party B shall arrange technicians with required professional qualification to take charge of the restoration, repair or replacement for free. Party B shall not put forward any objection against such requirements, and shall make response and resolve the fault in time according to requirements of Party A.

8.6	In the process of acceptance check, if Party A discovers that the goods fail to meet requirements about specification, performance or technical indicators or have any quality defects or Party A has any objections to the quality of such goods, Party A has the right to require Party B to provide technical support and professional services to manufacturer, factory and supplier, including the replacement or repair of products with defects. Party B shall not refuse or delay.

8.7	In the event that the goods with quality problems still fail to meet application requirements and technical indicators in regardless of efforts taken by Party B, Party A has the right to reject the goods. If Party A exercises the right to rejection, Party A should provide written rejection notice and description about the basis of the rejection. Party A has the right to require Party B to refund the relevant amount already paid to Party B.

8.8	Party B’s failure in fulfilling the above obligations in the warranty period would be deemed as breach of contract. In such cases, Party B shall pay liquidated damage at the amount of 30% of the total amount of the purchase price, and Party A shall also have the right to investigate Party B's relevant responsibilities.

8.9	In the warranty period, Party B shall resolve all quality and safety problems of the goods and undertake all relevant expenses. Party B shall provide free repair services for all damages incurred within the normal using scope caused by reasons other than malicious damages.

IX. Liabilities for Breach of Contract

After the effectiveness of this contract, both parties shall comprehensively fulfill all obligations under this contract. In case of any breaching of the contract, the breaching party should undertake all liabilities for breach of contract and compensate all losses suffered by the non-breaching party. Including:

9.1	If Party B fails to deliver the goods in time without and just cause, Party B shall pay liquidated damage at the amount equivalent with 0.1 ‰ of the total contract price for each day delayed to Party A. However, the total amount of the liquidated damage should be no more than 10% of the total contract price.

9.2	If Party A delays the payment of goods for reasons other than any delay of the Commissioning Party, Party A shall pay liquidated damage at the amount equivalent with 0.1 ‰ of the total contract price for each day delayed to Party B. However, the total amount of the liquidated damage should be no more than 10% of the total contract price.

9.3	If the contract could not be performed partially or wholly due to delay in the project progress caused by flood, fire and other natural disasters or force majeure events or reasons of any third parties, both parties agree to exempt the corresponding liabilities for breach of contract. The party suffering such force majeure event shall inform the other party within 10 days and submit the evidence about the exemption of obligations.

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X. Special Regulations

10.1	If the Commissioning Party put forward change requirements for any clauses of the Project Contract or the Commissioning Party put forward relevant requirements in the implementation process of the Project, Party A is liable for acquiring signature confirmation for such changes from the Owner and the supervision party. Party B shall assist with Party A in acquiring such confirmation, and provide relevant supporting materials for amendments caused by such changes.

10.2	Party A is responsible for summarizing the construction contents, completing the engineering audit process and submitting the final engineering quantity settlement. Party B shall provide technical supports and commercial assistance to Party A in such processes. Audit and settlement shall be jointly participated by both Party A and Party B.

10.3	In case of any changes of the project plan and the engineering audit and acceptance check could not be completed due to reasons of the Commissioning Party or Party A, Party A and Party B shall settle the payment according to actual construction contents completed by Party B.

10.4	In the performance process of the contract, Party A and Party B shall fulfill their respective responsibilities and obligations and cooperate and support with each other to maintain the brands and reputation of both parties. Upon the occurrence of any major problems or any major events to be coordinated, responsible person for the Project of both parties shall submit the problem or event to top management personnel of both parties to negotiate and resolve.

XI. Miscellaneous Clause

11.1	Without the consent of the other party, neither party shall transfer any rights and obligations under the Agreement to any third party. If Party B needs to transfer any rights and obligations to a third party, it shall get written consent from Party A in advance.

11.2	Any dispute in connection with the Contract or relevant affairs should be first settled through friendly negotiation. In case no consensus could be reached through negotiation, the dispute should be submitted to the People’s Court at the respective places of both parties for judgment.

11.3	Neither Party A nor Party B shall be liable for failure to perform the contract due to force majeure.

11.4	Any unmentioned affairs of the Contract should be settled by both parties through negotiation. In such cases, both parties shall sign a supplementary agreement, which shall have same legal force with this agreement.

11.5	The invalidity of any clause of the contract should not influence the validity of other clauses of this contract, which shall still have full force.

11.6	This contract constitutes the entire agreement between the parties and supersedes all prior oral and written agreement or information in connection with this contract between the parties.

11.7	This contract shall become effective upon the signatures and contract seals of both parties. The Contract shall be made out in quadruplicate, and each party shall have two copies, all of which shall have same legal force.

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Party A (Signature Seal):	Party B: (Signature Seal):

Legal Representative /Authorized Representative	Legal Representative /Authorized Representative
August 16, 2017	August 16, 2017

Schedule: Project List

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